Exhibit 10.56.1

THE COCA-COLA EXPORT CORPORATION

INTERNATIONAL THRIFT PLAN

As Amended and Restated Effective October 1, 2007

THE COCA-COLA EXPORT CORPORATION

INTERNATIONAL THRIFT PLAN

ARTICLE I

DEFINITIONS

The following words and phrases as used herein shall have the meaning specified below, unless a different meaning is plainly required by the context.  The masculine pronoun, wherever used, shall include the feminine. Whenever any words are used herein in the singular, they shall be construed as though they were also used in the plural, in all cases where they would so apply.

Account shall mean an account maintained under the Plan for a Member in accordance with Article III.

Approved Absence shall mean any leave of absence that shall have been granted by the Employer for temporary disability, for military service, or for other reasons and that is approved by the Committee (or its designee).  Personal leaves of absence are not considered Approved Absences.

Beneficiary shall mean the person or persons designated in writing by the Member to receive any benefits from the Plan due to the death of the Member.    If no Beneficiary is designated, the Beneficiary shall be the Member’s Spouse. If no Beneficiary is designated and the Member has no current spouse, the Beneficiary shall be the Member’s estate.

Break in Service shall mean, with respect to an Employee, a twelve consecutive month period beginning on the Employee’s Termination Date and ending on the first anniversary of that date, during which he did not perform an Hour of Service.

Change in Control shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (“1934 Act”), as in effect on January 1, 2004, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act as in effect on January 1, 2004) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareowners of the Company approve any merger or consolidation as a result of which the KO Common Stock (as defined below) shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company, and such merger, consolidation, liquidation or sale is completed; or (iv) the shareowners of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareowners of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation, and such merger, consolidation, liquidation or sale is completed; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such times as a Change in Control would otherwise be deemed to have occurred, the Board of Directors determines otherwise.  Additionally, no Change in Control will be deemed to have occurred under clause (i) if, subsequent to such time as a Change of Control would otherwise be deemed to have occurred, a majority of the Directors in office prior to the acquisition of the securities by such person determines otherwise.

Code shall mean the Internal Revenue Code of 1986, as amended.

Committee shall mean the International Benefits Administrative Committee, as herein provided in Article VII.

Company shall mean The Coca-Cola Company, a Delaware corporation.

Compensation shall mean for any Plan Year, the amount derived by including the amounts in Subsections (a) and (b) and excluding the amounts in Subsection (c), as follows:

(a) all such Member’s base pay, as such term is used for the purpose of determining the amount of the Member’s bonus under any annual incentive award program sponsored by the Company;

(b) unused accrued annual leave payments made pursuant to the International Service Program policy and all annual or discretionary incentives paid to the Member, including any principal amounts (but not interest) paid under the Company’s Long-Term Incentive Plan or Executive Performance Incentive Plan, but not including any premiums paid under any International Service program maintained by the Company;

(c) all of the following items:  (1)  deferred compensation (other than any deferred compensation payable under a formal incentive arrangement and compensation deferred under The Coca-Cola Company Deferred Compensation Plan); (2) all severance payments; (3) tuition, relocation, and other expense reimbursements; (4) taxable income from excess group life insurance; (5) taxable income from stock option transactions and restricted stock transactions; (6) welfare benefits; (7) cash and noncash fringe benefits; (8) extraordinary remuneration associated with an international assignment (including but not limited to, tax equalization payments, mobility allowances, and housing allowances); (9) extraordinary remuneration related to separation of employment or transition of employment; (10) hiring bonuses and any other extraordinary remuneration in conjunction with or related to hiring or transfer; (11) make-whole payments; and (12) ex gratia payments.

Compensation will include only those amounts that are actually paid by an Employer.  Compensation of a Member who is providing services outside the United States shall be determined by the Committee according to guidelines established by the Committee.  In addition, the Committee may determine a Member’s Compensation in a currency other than U.S. dollars.   Compensation shall not include any cash compensation after the Member’s Separation from Service unless the Member is eligible again for the Plan.

Crediting Date shall mean the last day of each month during the Plan Year when the New York Stock Exchange is open for trading, or such other date selected by the Committee for crediting compensation and allocating hypothetical shares of Stock to Members’ Accounts.

Disability or Disabled shall mean a physical or mental incapacity that qualifies the Member for benefits under The Coca-Cola Company Long-Term Disability Income Plan or a Committee-approved long-term disability plan of another Employer, provided that the Member is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

Early Retirement Date shall mean the first day of any month on or following the Member’s 60th birthday; except that, for Members who have ten Years of Vesting Service, such early Retirement Date is the first day of any month on or following the Member’s 55th birthday.

Effective Date shall mean January 1, 1986.

Employee shall mean any individual who is employed by the Company or a Subsidiary.  An individual shall be treated as an employee under this Plan for any period only if (i) he is actually classified during such period by the Employer on its payroll, personnel and benefits system as an employee, and (ii) he is paid for services rendered during such period through the payroll system, as distinguished from the accounts payable department of the Employer.  No other individual shall be treated as an employee under this Plan for any period, regardless of his or her status during such period as an employee under common law or under any statute.

Employer shall mean the Company or any Subsidiary.

Employment Date shall mean the date on which the Employee first completes an Hour of Service; provided that the Employment Date of an Employee who incurs a Break in Service will be the first day on which he completes an Hour of Service after such Break in Service.

Home Country shall mean the country of citizenship or country of initial employment with an Employer.  A Member may have more than one Home Country.  Where there is a question regarding whether or not a country is a Home Country for a Member, the Committee shall make a determination.

Hour of Service shall mean each hour for which an Employee is paid or entitled to payment for the performance of duties for an Employer.

International Service shall mean those services provided to an Employer by an Employee where the Employee is properly designated on the payroll records of the Employer as an International Service Associate or as otherwise determined in accordance with guidelines established by the Committee.

Market Price shall mean the closing price per share of Stock as reported on the New York Stock Exchange Composite Transactions listing.

Member shall mean an Employee who has engaged in International Service, who has become a Member of the Plan as provided in Article II hereof, and who has not ceased to be a Member.

Normal Retirement Age shall mean age 65.

Plan shall mean The Coca-Cola Export Corporation International Thrift Plan as herein set forth and as it may be amended from time to time.

Plan Sponsor shall mean The Coca-Cola Export Corporation.

Plan Year shall mean the twelve month period beginning on January 1 and ending on December 31 of each year.

Separation from Service shall mean that employment with an Employer terminates such that it is reasonably anticipated that no further services will be performed.  Separation from Service shall be interpreted in a manner consistent with Section 409A of the Code and the regulations thereunder.

Specified Employee shall mean a key employee of an Employer who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, as defined in Section 409A of the Code and the regulations thereunder.

Spouse shall mean the surviving spouse of a deceased Member.

Stock shall mean the common stock of the Company.

Subsidiary shall mean any corporation not less than 80% of whose voting stock or ownership interest (not including shares having voting power only upon the happening of an event of default) is at the time owned, directly or indirectly, by the Company.

Termination Date shall mean the earlier of —

(a)           the date on which an Employee is no longer providing services to any Employer by reason of quit, retirement, discharge, or death; or

(b)          the first anniversary of the first date of a period in which an Employee remains absent from service (with or without pay) from all Employers for any reason other than quit, retirement, discharge, or death, such as vacation, holiday, sickness, disability, leave of absence (other than an Approved Absence), or layoff.

U.S. Thrift Plan shall mean The Coca-Cola Company Thrift & Investment Plan or any successor tax-qualified defined contribution plan.

Valuation Date shall mean December 31 of each Plan Year, or such other date as provided by the Committee.

Year of Vesting Service shall mean, with respect to an Employee, the years described in Subsection (a), excluding the years described in Subsection (b), as follows:

(a)          Inclusions.  Except as described in Subsection (b) hereof, Years of Vesting Service shall include:

(1)       the aggregate of all periods beginning on each Employment Date of an Employee and ending on the next following Termination Date (unless such Employee is reemployed by an Employer within one year of his Termination Date, in which event, such Termination Date shall be ignored and the period shall end upon his Termination Date which occurs following his reemployment);

(2)       all periods during which the Employee is Disabled, ending no later than the date that the Employee attains age 65;

(3)       any period of an Approved Absence;

(4)       any period of absence extending beyond one year that is not an Approved Absence if the Employee resumes employment with an Employer within one year after his Termination Date;

(5)       any period of service with an entity other than an Employer (including periods of service before an Employer becomes a Subsidiary) to the extent determined by the Committee;

(6)       any period of service with a bottler that has been designated by the Committee as eligible for crediting Years of Vesting Service;

(7)                                  service with Cadbury Schweppes plc, to the extent such service was credited for eligibility and vesting purposes under a comparable pension program of Cadbury Schweppes plc immediately prior to the Applicable Closing Date (as defined in the Purchase Agreement between Cadbury Schweppes plc, Atlantic Industries and The Coca-Cola Company) and provided that the individual was employed by Cadbury Schweppes plc on the day prior to the Applicable Closing Date and became an Employee immediately after the Applicable Closing Date.

(b)         Exclusion.

(1)                                  Notwithstanding Subsection (a) hereof, Years of Vesting Service shall not include any Years of Vesting Service completed before a period in which an Employee incurs a number of consecutive Breaks in Service which is at least equal to the greater of (i) five or (ii) the aggregate number of Years of Vesting Service completed before the commencement of the first of such Breaks in Service, unless the Employee was vested in benefits under this Plan at the time the first such Break in Service commences.

(2)                                  Notwithstanding any other provision in this Plan, Years of Vesting Service shall not include any leave of absence that is not an Approved Absence, unless the Member returns from the leave for three consecutive months or retires from the leave of absence.

(c)          Computation.  Years of Vesting Service shall be computed in whole and partial years, by treating all complete calendar months of Vesting Service as 1/12 year, aggregating all noncontinuous partial months into whole 30-day months that are then each treated as 1/12 year, and counting any remaining days as 1/12 year.

ARTICLE II

ELIGIBILITY AND APPROVAL FOR PARTICIPATION

2.1                                 Each Employee of the Company or of any Subsidiary who has performed International Service shall become a Member of this Plan on the first day of any month coincident with or subsequent to the date upon which the following conditions shall be met:

a.               Citizenship:  He shall not be a citizen of the United States.

b.              Length of Employment:  He shall, preceding such date, have completed at least one Year of Vesting Service.

c.               International Employment:  He shall, on such date, be performing International Service.

d.              Committee Approval:  He shall have been approved for membership in the Plan by the Committee in accordance with rules and regulations adopted by the Committee.

Participation in similar plans:  He shall not be a participant in The Coca-Cola Company Thrift & Investment Plan or a savings plan providing a benefit similar to the Plan.

2.2                                 Unless otherwise determined by the Committee, a Member shall continue to receive contributions under the Plan until the earliest of:  i) the date on which he discontinues International Service; ii) has a Termination Date, iii) has a Separation from Service; or iv) is ineligible for continued participation under guidelines established by the Committee.

ARTICLE III

PLAN ACCOUNTS AND CONTRIBUTIONS

3.1                                 Each Member shall have an Account administered in his name by the Plan Sponsor.  Such Account shall be a bookkeeping entry only and no Stock or other assets shall be placed in the Member’s name.

3.2                                 Each Account shall be credited with hypothetical contributions allocated to such Account in accordance with Subsection 3.3 below and credited with hypothetical dividends derived from such contributions, which shall be deemed to be invested as provided in Subsection 3.4 below.  Such an Account shall be maintained for a Member until the value of all hypothetical investments, and any uninvested hypothetical contributions or dividends, has been distributed to or on behalf of the Member.

3.3                                 The Plan Sponsor shall credit to each Member’s Account a hypothetical contribution equal to 3% of the Member’s Compensation paid during each month.  If Compensation is denominated in a currency other than U.S. dollars, an equivalent amount in U.S. dollars, using a conversion method approved by the Committee, shall be used.  As of each Crediting Date, the balance will be converted to a number of hypothetical shares of Stock, based on the closing Stock price on the Crediting Date.   As of each Valuation Date, the Plan Sponsor shall value each Member’s Account and provide a statement to each Member as soon as administratively feasible.  Such statement may be provided or made available through electronic means.

3.4                                 As of each date on which dividends on the stock are payable, each Member’s Account shall be credited with the value of the dividends that would be payable on the hypothetical shares of Stock then allocated to the Member’s Account.

ARTICLE IV

VESTING

4.1                                 Upon termination of a Member’s employment before he has either attained an Early Retirement Date or has completed four Years of Vesting Service, such Member shall cease to be a Member and shall receive no benefits under the Plan, except as provided in Section 4.5 below.

4.2                                 Upon the termination of a Member’s employment on or after the earlier of the Member’s Early Retirement Date or the date on which he completes four Years of Vesting Service, such member shall be 100% vested in his benefit under the Plan.

4.3                                 A Member shall be 100% vested in his benefit under the Plan upon death.

4.4                                 A Member shall be 100% vested in his benefit under the Plan upon a Change in Control.

4.5                                 If a Member is unvested at the time he initially terminates employment, is later rehired by an Employer and earns additional Years of Vesting Service, the number of share units credited to his Account shall be restored effective as of the date of rehire.

ARTICLE V

PAYMENT OF ACCOUNTS

Benefits under the Plan may be made only in the form and upon occurrence of the events specified in this section.

5.1                                 Form of payment.   All benefits under this Plan shall be paid in a single lump sum.

5.2                                 Distribution events and time of payment.

(a)                                  Separation from Service.  Upon a Member’s Separation from Service, his vested Account balance shall be paid to the Member on the last business day of the third month following the month in which the Member has a Separation from Service.  Notwithstanding the foregoing, the Account of a Specified Employee shall be paid on the last business day of the sixth month following the month in which the Specified Employee has a Separation from Service.

If a Member has a Separation from Service prior to January 1, 2008 and has not been paid by January 1, 2008, his vested Account balance shall be paid on May 30, 2008, with the Stock price used for valuation of the Account to be the higher of i) the price as determined in Section 5.3 below or ii) highest market price between the fifteenth day of April 2008 and the first day of May 2008.

(b)                                 Death.  In the event of a Member’s death, his vested Account balance shall be paid to his Beneficiary on the last business day of the second month following the month of the Member’s death.

(c)                                  Disability.  In the event of a Member’s Disability, his vested Account balance shall be paid to the Member on the last business day of the third month following the month in which the Member is Disabled.

5.3                                 Valuation of Account.  The value of a Member’s Account shall be calculated as follows:  i) the cash value of hypothetical shares of Stock credited to the Member’s Account as of the last Crediting Date prior to Separation from Service, death or Disability, as applicable; plus ii) the cash value of any hypothetical dividends since the last Crediting Date; plus iii) 3% of Compensation since the last Crediting Date.  In determining the value of the Member’s Account, except as set forth in Section 5.2(a) above, the Stock price shall be the highest market price between the fifteenth day of the month in which the Member has a Separation from Service, dies or becomes Disabled, as applicable, and the first business day in the following month.  No interest shall be due from the date of Separation from Service, death or Disability or under any other circumstances.

5.4                                 Other terms and conditions of payment.

(a)                                  The payment of any benefits under this Plan shall be subject to approval by the Committee.

(b)                                 Neither Members nor any other persons shall have any rights to payments or benefits of any kind under this Plan until such payments or the payment of benefits have actually been made.

(c)                                  There shall be no liability or obligation on the part of any Employer participating in this Plan to pay any benefits described hereunder to any person or group of persons unless and until approved by the Committee as set forth in Section 5.1 and said Committee may withhold approval of the payment of any such benefits to any person or group of persons in its arbitrary discretion.

(d)                                 Prior to commencement of payment, each Member shall designate by written notification to the Committee or its designee whether the Member wishes to receive his benefit in U.S. dollars or any other currency.  If notification is not made, the payment shall be made in U.S. dollars.  The rate of exchange shall be determined by any reasonable method, such as the spot rate on the date of payment.  The payment may be made to the Member only in the Member’s country of residence (determined at the time of payment) unless a different location is required due to tax withholding requirements or as otherwise approved by Committee guidelines.

(e)                                  Benefits payable under this Plan shall be the obligation of the Plan Sponsor.  All payments are paid from the general assets of the Plan Sponsor or Company.

(f)                                    A Member’s failure to cash a benefit check within three years of issuance or attempted delivery of such payment shall result in a forfeiture of such payment to the Company.

5.5                                 Prohibited Activities.  In the event a Member engages in a “Prohibited Activity” (as defined below), at any time during Member’s employment with an Employer or within one year after termination of Member’s employment from an Employer, all benefits payable under the Plan shall be forfeited and, if applicable, be repaid to the Company.  Prohibited Activities are:

(a)          Non-Disparagement — making any statement, written or verbal, in any forum or media, or taking any action in disparagement of an Employer or affiliate thereof, including but not limited to negative references to the Company or its products, services, corporate policies, or current or former officers or employees, customers, suppliers, or business partners or associates;

(b)         No Publicity — publishing any opinion, fact, or material, delivering any lecture or address, participating in the making of any film, radio broadcast or television transmission, or communicating with any representative of the media relating to confidential matters regarding the business or affairs of an Employer which Member was involved with during Member’s employment;

(c)          Non-Disclosure of Trade Secrets — failure to hold in confidence all Trade Secrets of an Employer that came into Member’s knowledge during Member’s employment by the Employer, or disclosing, publishing, or making use of at any time such Trade Secrets, where the term “Trade Secret” means any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy;

(d)         Non-Disclosure of Confidential Information — failure to hold in confidence all Confidential Information of the Employer that came into Member’s knowledge during Member’s employment by the Employer, or disclosing, publishing, or making use of such Confidential Information, where the term “Confidential Information” means any data or information, other than Trade Secrets, that is valuable to the Company and not generally known to the public or to competitors of the Company;

(e)          Return of Materials — failure of Member, in the event of Member’s termination of employment for any reason, promptly to deliver to the Employer all memoranda, notes, records, manuals or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding the Company’s business, whether made or compiled by Member or furnished to Member by virtue of Member’s employment with the Employer, or failure promptly to deliver to the Employer all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment, and other property furnished to Member by virtue of Member’s employment with an Employer;

(f)            Non-Compete — rendering services for any organization which, or engaging directly or indirectly in any business which, in the sole judgment of the Committee or any senior officer designated by the Committee, is or becomes competitive with the Company;

(g)         Non-solicitation - soliciting or attempting to solicit for employment for or on behalf of any corporation, partnership, or other business entity any employee of the Company with whom Member had professional interaction during the last twelve months of Member’s employment with the Company or Member’s Employer; or

(h)         Violation of the Company Policies — violating any written policies of the Company or Member’s Employer applicable to Member, including without limitation the Company insider trading policy.

ARTICLE VI

CHANGE OR DISCONTINUANCE OF PLAN

6.1                                 The Committee may at any time and from time to time amend, suspend or terminate this Plan in whole or with respect to any one or more employees of said Company or any other Employer.

6.2                                 In the event the Plan should be so discontinued, the Committee shall determine the amount of benefits attributable under the Plan to the date of discontinuance.  Actual payment of any such benefits, including payments to Members already retired, shall be subject to approval of the Committee.

ARTICLE VII

ADMINISTRATION OF PLAN

7.1                                 Appointment of Committee.  The Company’s Vice President of Human Resources, or his designee, shall appoint a Committee of no less than three and no more than seven members, one of whom shall be designated by it as Chairman.  Members of this Committee may be chosen without regard to whether they are directors, officers or employees of the Company or a Subsidiary.  All members of the Committee shall serve at the pleasure of the Vice President of Human Resources of the Company or his designee.  Vacancies on the Committee, arising for any reason whatsoever, shall be filled by the Vice President of Human Resources of the Company or his designee.  Any member of the Committee may resign of his own accord by delivering his written resignation to the Vice President of Human Resources of the Company or his designee.

7.2                                 Organization and Operation of Committee.  The Chairman present shall preside at meetings of the Committee.  In his absence, those present will choose one of their number to act as Chairman.  The Committee may appoint a Secretary, who shall keep the minutes of the meetings and perform such other duties as may be assigned to him by the Committee, together with such other officers as it shall deem necessary.  Neither the Secretary nor any other officer appointed by the Committee need be members.  The Committee shall act by the majority of members then in office at all meetings and may set up a procedure to act upon matters by vote in writing without a meeting.  The Committee may authorize one or more of its members and/or its Secretary or Assistant Secretary to sign directions, communications and to execute documents on behalf of the Committee.

7.3                                 Powers of the Committee.  The Committee shall administer the Plan and shall have the exclusive responsibility and complete discretionary authority to control the operation and administration of the Plan, with all powers necessary to enable it to properly carry out such responsibility, including but not limited to the power to approve or disapprove a Subsidiary’s adoption of this Plan, the power to construe the terms of the Plan, to determine status, coverage and eligibility for benefits and to resolve all interpretive, equitable, and other questions, including questions of fact, that shall arise in the operation and administration of the Plan.  All actions or determinations of the Committee shall be final, conclusive and binding on all persons.

7.4                                 Expenses of Committee.  The Company shall pay all expenses of the Committee.  Such expenses shall include any expenses incident to the functioning of the Committee, including, but not limited to, salaries of employees, fees for actuarial and other services, attorney’s fees, accounting charges and other costs of administering the Plan.

7.5                                 Liability of Employer and Committee.  Neither the Employer nor any Committee member shall be liable for the loss or damage which may result in connection with the execution of his duties or the exercise of his discretion or from any other act or omission hereunder, except when due to his own negligence or willful misconduct.

7.6                                 Claims Procedure.

(a)                                  Right to Make Claim.  An interested party who disagrees with a determination of his or her right to Plan benefits must submit a written claim and exhaust this claim procedure before legal recourse of any type is sought.  The claim must include a description of the relevant evidence the interested party believes support the claim and must be submitted to the Committee.  The Committee (or its designee) shall either approve or deny the claim.

(b)                                 Appeal of Denial and Final Review.  The interested party may make a written appeal of the Committee’s initial decision, and the Committee (or its designee) shall respond.

(c)                                  Time Frame.  The initial claim, its review, appeal and final review shall be made in a timely fashion, subject to the following time table:

Action	Days to Respond From Last Action

Benefit is determined	N/A
Interested party files initial request	60 days (subject to subsection (d) below)
Committee’s initial decision	90 days
Interested party requests final review	60 days
Committee’s final decision	90 days

However, the Committee may take up to twice the maximum response time for its initial and final review if it provides an explanation within the normal period of why an extension is needed and when its decision shall be forthcoming.

(d)                                 Limitation on Actions.  Any claim must be brought within one year after (a) in the case of any lump-sum payment, the date on which the payment was made; (b) in the case of an annuity payment or installment payment, the date of the first payment in the series of payments; or (c) for all other claims, the date on which the action complained of occurred.  Any suit must be brought within one year after the date the Committee (or its designee) has made a final denial (or deemed denial) of a claim for benefits.  Notwithstanding any other provision herein, any suit must be brought within two years after the date the claim first arose (as described above).

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1                                 Subsidiaries.  In the event the Board of Directors or the Committee shall determine that a corporation has ceased to be a Subsidiary, such former Subsidiary shall be deemed to have withdrawn from the Plan as of the first day of the next succeeding month, following such determination of the Board of Directors or the Committee, or, in lieu thereof, as of such other date as the Board of Directors or the Committee shall determine.  Thereupon, the Plan is deemed to have been discontinued with respect to the employees of said former Subsidiary.

8.2                                 Limitation of Responsibility.  Neither the establishment of this Plan nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving to any Member or other person any legal or equitable right against the Company, or of its Subsidiaries, or any officer or employee thereof, or the Committee, except as herein provided; and in no event shall the terms of employment of any Member be modified or in any way affected thereby,

8.3                                 Restrictions on Alienation and Assignment.  Except as set forth in Section 8.6, the right of any Member or any other person to any benefit or to any payment hereunder or to any separate account shall not be subject to alienation or assignment, and if such Member or other person shall attempt to assign, transfer or dispose of such right, or should such right be subjected to attachment, execution, garnishment, sequestration or other legal, equitable or other process, it shall ipso facto pass to such one or more persons as may be selected by the Committee; provided, however, that the Committee in its sole discretion may reappoint the Member or other person to receive any payment thereafter authorized.  The Committee may revoke any appointment made by the Committee hereunder at any time, and a further appointment made by it.

8.4                                 Authority of Officers of the Company or of a Subsidiary.  Whenever the Company or a Subsidiary under the terms of this Plan is permitted or required to do or perform any act or matter or thing, it shall be done and performed by any officer thereunder duly authorized by its Board of Directors.

8.5                                 Controlling Law.  This Plan shall be subject to the laws of the State of Delaware (except to the extent that Delaware conflicts of law rules would call for the application of the law of another jurisdiction) and any and all disputes arising under this Plan are to be resolved exclusively by courts sitting in Delaware.  The parties hereby waive any claims of improper venue or lack of personal or subject matter jurisdiction as to any such disputes.

8.6                                 Offset for Monies Owed.  The benefits provided hereunder will be offset for any monies that the Committee or its designee determines are owed to the Company or any Subsidiary.

IN WITNESS WHEREOF, the International Benefits Administrative Committee has caused this amendment and restatement of the Plan to be executed by a duly authorized member of the International Benefits Administrative Committee effective as of October 1, 2007.

By:	/s/ Susan M. Fleming